Exhibit 5.1

June 22, 2006

DSP Group, Inc.

3120 Scott Boulevard

Santa Clara, California 95054

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on June 22, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 550,000 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) reserved for issuance under the Company’s 1993 Director Stock Option Plan and the 1993 Employee Stock Purchase Plan (collectively, the “Plans”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of an aggregate of 550,000 shares of Common Stock for issuance under the Plans.

It is our opinion that the 550,000 shares of Common Stock which may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP